UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2011

SYMMETRY MEDICAL INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-32374	35-1996126
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3724 N State Road 15, Warsaw, Indiana 46582
(Address of Principal executive offices, including Zip Code)

(574) 268-2252
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

1.	Asset Purchase Agreement

On December 11, 2011, Symmetry Medical Inc. (“Symmetry”) entered into a material definitive agreement (the “Purchase Agreement”) under which its subsidiary, Specialty Surgical Instrumentation, Inc. (“SSi”) will acquire the surgical instruments product portfolio and associated assets of Codman & Shurtleff (“Codman”), a subsidiary of Johnson & Johnson, Inc.  The resulting business will be based in Nashville, TN and be called Symmetry Surgical.

Under terms of the Purchase Agreement, SSi will acquire Codman for $165 million in cash, with closing to occur before the end of 2011, subject to closing conditions and any necessary governmental approvals.  Codman will provide transitional services to the resulting Symmetry Surgical business following the close of the transaction, including serving as master distributor outside the U.S. and providing certain administrative support.  Symmetry intends to finance the acquisition through the amendment to its Senior Secured Credit Facility ($55 million), an incremental term facility ($50 million) and the issuance of $65 million of Senior Subordinated Notes under an agreement to be finalized prior to closing.

2.	Amendment to Credit Agreement

On December 11, 2011, Symmetry entered into an amendment (the “Amendment”) to its Credit Agreement dated as of November 3, 2010 (the “Credit Agreement”) with Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A., as administrative agent, and other syndicated lenders (collectively, the “Lenders”).  Pursuant to the Amendment, the Lenders committed to relax the covenants and other terms of the Credit Agreement to enable Symmetry to draw upon the $200 million revolving credit line (the “Revolver”) for the Codman acquisition.  In addition, the Amendment provides a term loan facility of $50 million (the “Term Loan”).  Symmetry plans to utilize $55 million under the Revolver and the entire Term Loan to refinance the existing amounts drawn on the Credit Agreement, finance the Codman acquisition, fund certain fees and expenses associated with the closing of the Amendment and the Purchase Agreement and provide an additional $10 million for working capital.

The Revolver will mature on November 3, 2015 and the Term Loan will mature on December 31, 2016.  Both are secured by a first-priority perfected security interest in substantially all of the tangible and intangible assets of Symmetry’s United States operations and subsidiaries (the “Guarantors”), including a pledge of 100% of the stock of each domestic subsidiary and mortgages on material real property.

Borrowings under the amended Credit Agreement will bear interest at a rate equal to LIBOR plus 200bps - 430bps, depending on the Company’s Leverage Ratio.  The Term Loan requires payments on a straight line basis commencing in the third fiscal quarter of 2012, with unpaid principal and interest due at maturity.

The amended Credit Agreement includes customary covenants for facilities of this type, including limitations on indebtedness, liens, investments and acquisitions, loans and advances, mergers and consolidations, sales of assets, and dividends, stock repurchases and other restricted payments.  In addition, the Amended Credit Agreement requires that Symmetry maintain a maximum leverage ratio of 4.75 to 1.00 for each fiscal quarter and maintain a minimum fixed charge coverage ratio as set forth below:

Period	Ratio
First Amendment Effective Date through and including June 29, 2013	1.15 to 1.00
June 30, 2013 through and including September 28, 2013	1.20 to 1.00
September 29, 2013 and thereafter	1.25 to 1.00

The amended Credit Agreement also includes customary events of default, including but not limited to failure to pay any principal, interest, fees or other amounts when due, default under any covenant or any agreement in any loan document, cross-default with other debt agreements, bankruptcy and change of control.

The foregoing summaries of the Purchase Agreement and the Amended Credit Agreement are qualified in their entirety by the terms and conditions of those documents, which are filed as Exhibits 2.1 and 10.1 to this Form 8-K, respectively, and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information under the heading “Amended Credit Agreement” in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors recognized that the Company’s practice of vesting many restricted stock grants on December 31 of various years created significant practical difficulties, including the timing and logistics of valuing vesting stock for tax purposes, obtaining payment for taxes from participants and reporting the income event to the Company’s payroll provider for inclusion in the employee’s W-2 and payroll records.  These difficulties are accentuated in 2011 when December 31 falls on a Saturday.  In light of these difficulties, on December 14, 2011, the Board of Directors modified all outstanding restricted stock grant agreements to provide for vesting to occur on December 21 of the respective vesting year(s) (or the prior trading day if that day falls on a weekend).

Item 8.01.     Other Events

On December 12, 2011, Symmetry issued a press release entitled “Symmetry Medical to Acquire the Surgical Instruments Business of Codman & Shurtleff,” in which it announced the Codman acquisition and Amended Credit Agreement.  A copy of this press release is being furnished as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits

2.1	Asset Purchase Agreement between Codman & Shurtleff, Inc. and Specialty Surgical Instrumentation, Inc., and Symmetry Medical Inc., dated December 11, 2011.

10.1	First Amendment to Credit Agreement entered by Symmetry Medical, Inc. and Wells Fargo Securities, LLC and JPMorgan Chase Bank, N.A., dated December 11, 2011.

99.1	“Symmetry Medical to Acquire the Surgical Instruments Business of Codman & Shurtleff,” Press Release issued by Symmetry Medical, Inc. dated December 12, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symmetry Medical Inc.

/s/ Fred L. Hite
Date: December 13, 2011	Name: Fred L. Hite
Title: Chief Financial Officer